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                                                                       EXHIBIT 5

ARMSTRONG, TEASDALE LLP                                         Attorneys at Law
                                             One Metropolitan Square, Suite 2600
                                                 St. Louis, Missouri  63102-2740
                                                           Phone: (314) 621-5070
                                                             Fax: (314) 621-5065
                                                       www.armstrongteasdale.com

                                 March 3, 2000



Board of Directors
The Source Information Management Company
Two City Place Drive, Suite 380
St. Louis, Missouri   63141

    We are counsel for The Source Information Management Company, a Missouri corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 325,000 shares of common stock, par value $.01 per share (the "Shares"), to be issued by the Company to Herbert A. Hardt and Cameron Capital, Ltd. upon the exercise of warrants (the "Warrants") and to Chestnut Display Systems, Inc. and Chestnut Display Systems - North, Inc. (collectively, "Chestnut") pursuant to an Asset Purchase Agreement dated February 1, 1999 among the Company and Chestnut (the "Asset Purchase Agreement"). A Registration Statement on Form S-3 (the "Registration Statement") with respect to the Shares is being filed concurrently herewith with the Securities and Exchange Commission.

    As counsel, we have reviewed the Warrants, the Asset Purchase Agreement and the organizational documents of the Company, including the Articles of Incorporation and Bylaws as amended to date, and the records of corporate proceedings and other actions taken by the Company in connection with the authorization, issuance and sale of the Shares. Where questions of fact material to the opinions hereinafter expressed were not independently established, we have relied upon statements of officials of the Company. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

    Based upon the foregoing, we are of the opinion that:

    1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Missouri.

    2. The Shares to be issued pursuant to the Warrants and the Asset Purchase Agreement are duly and validly authorized.

    3. When the Shares are issued by the Company in accordance with the provisions of the Warrants and the Asset Purchase Agreement, such Shares will be duly and validly issued, fully paid and nonassessable.

    We hereby consent to filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                                       /s/ARMSTRONG TEASDALE LLP

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